EXECUTION COPY
OPERATING AGREEMENT OF PCI-BT INVESTING, L.L.C.
TABLE OF CONTENTS
SECTION 1
THE COMPANY
1.1	Formation	1
1.2	Name	1
1.3	Purpose; Powers	2
1.4	Principal Place of Business; Registered Office	3
1.5	Term	3
1.6	Filings; Agent for Service of Process	3
1.7	Title to Property	4
1.8	Payments of Individual Obligations	4
1.9	Independent Activities; Transactions with Affiliates	4
1.10	Definitions	5
SECTION 2
MEMBERS' INTERESTS AND CAPITAL CONTRIBUTIONS		13
2.1	Shares	13
2.2	Contributions	13
SECTION 3
DISTRIBUTIONS		14
3.1	Priority	15
3.2	Preferred Return on Class A Preferred Shares	15
3.3	Distributions	16
3.4	Special Payment	16
3.5	Recapitalization	17
3.6	Determination of Fair Market Value	18
3.7	Distributions and Payments to Members	20
3.8	Conversion of Class A Preferred Shares	21
3.9	Cancellation of Recapitalized or Converted Class A Preferred Share	21
SECTION 4
MANAGEMENT
4.1	Managing Members	22
4.2	Term	22
4.3	Removal; Termination of Status	22
4.4	Managing Members	23
4.5	Managing Member Powers	24
4.6	Duties and Obligations of the Managing Member	27
4.7	Limitations	27
4.8	Compensation; Expenses	28
4.9	Indemnification of the Managing Member	28
4.10	Managing Member's Liability	29
SECTION 5
ROLE OF MEMBERS		30
5.1	Rights or Powers	30
5.2	Voting Rights	30
5.3	Meetings and Consents of the Members	30
5.4	Procedure for Consent	31
5.5	Members' Liability	31
5.6	Partition	32
5.7	Transactions Between a Member or Managing Member and the Company	32
5.8	Other Instruments	32
5.9	Withdrawal	32
SECTION 6
REPRESENTATIONS AND WARRANTIES		33
6.1	In General	33
6.2	Representations and Warranties	33
6.3	Subsidiary Representation	36
SECTION 7
ACCOUNTING, BOOKS AND RECORDS		36
7.1	Accounting Books and Records	36
7.2	Reports	38
SECTION 8
AMENDMENTS		38
8.1	Amendments	38
SECTION 9
TRANSFERS		39
9.1	Transfer of Shares	39
9.2	Legend	39
9.3	Notice of Proposed Transfer	40
9.4	Non-Applicability of Restrictions on Transfer	41
9.5	Admission of Members	41
9.6	Effect of Transfer on Company	42
9.7	Five Members	42
SECTION 10
POWER OF ATTORNEY		43
10.1	Managing Member as Attorney-In-Fact	43
10.2	Nature of Special Power	44
SECTION 11
DISSOLUTION AND WINDING UP		44
11.1	Dissolution Events	44
11.2	Winding Up	45
11.3	Rights of Members	46
11.4	Notice of Dissolution/Termination	46
11.5	The Liquidation	46
11.6	Form of Liquidating Distributions	47
SECTION 12
MISCELLANEOUS		47
12.1	Notices	47
12.2	Binding Effect	48
12.3	Certificates for Shares	48
12.4	Lost Certificates	48
12.5	Construction	48
12.6	Time	49
12.7	Headings	49
12.8	Severability	49
12.9	Incorporation by Reference	49
12.10	Variation of Terms	49
12.11	Governing Law	49
12.12	Waiver of Jury Trial	50
12.13	Counterpart Execution	50
12.14	Specific Performance	50
12.15	Engagement in Bank Eligible Activities and Investment in Bank Eligible Assets	50
12.16	No Material Impairment	51
12.17	Jurisdiction; Service of Process	51
EXHIBITS
Exhibit A	-	Form of London Branch Contribution Agreement
Exhibit B	-	Form of Promissory Note
Exhibit C	-	Form of PCI Note
Exhibit D	-	Form of Recapitalization Note
Exhibit E	-	Addresses of Members and Holders of Debt Securities for Notice Purposes
Exhibit F	-	Schedule Values for Leased Equipment
Exhibit G	-	Transferee Certificate
EXECUTION COPY
OPERATING AGREEMENT OF PCI-BT INVESTING, L.L.C.

            This OPERATING AGREEMENT is entered into and shall be effective as of the 12th day of January, 1998, by and among the Persons who are identified as Members in Section 2.2 hereof and who have executed a counterpart of this Agreement as Members pursuant to the provisions of the Act, on the following terms and conditions:

SECTION 1 THE COMPANY

            1.1      Formation.

            The Members hereby agree to form the Company as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The fact that the Certificate is on file in the office of the Secretary of State, State of Delaware, shall constitute notice that the Company is a limited liability company. Simultaneously with the execution of this Agreement and the formation of the Company, each of the Members shall be admitted as members of the Company. The rights and liabilities of the Members shall be as provided under the Act, the Certificate, and this Operating Agreement. The Members intend that the Company be taxed as an association taxable as a corporation for federal income tax purposes, and the Company shall file Form 8832 evidencing such intent within 75 days from the date the Certificate was filed with the Secretary of State, State of Delaware.

            1.2            Name.

            The name of the Company shall be PCI-BT Investing, L.L.C. and all business of the Company shall be conducted in such name. The Managing Member may change the name of the Company upon ten (10) Business Days notice to the Members.

            1.3      Purpose; Powers.

             (a)       The purposes of the Company are to:

             (i)       Acquire the cash contributed to the Company by the Members pursuant to Section 2.2 hereof,

             (ii)       Acquire the London Branch Residual Interests contributed to the Company by London Branch pursuant to Section 2.2 hereof and the London Branch Contribution Agreement;

             (iii)       Issue to London Branch the Debt Securities of the Company;

             (iv)       Make Permitted Investments;

             (v)       Execute and perform the REMIC Administration Agreement, the Aircraft Interest Purchase Agreement, and the Assignment and Assumption Agreement;

             (vi)       Perform such other activities as are specifically provided in this Operating Agreement; and

             (vii)       Engage in any activity and exercise any powers permitted to limited liability companies under the laws of the State of Delaware which are necessary or incidental to the foregoing, provided that any asset acquired, investment made or activity engaged in by the Company shall be Bank Eligible, and the Members hereby acknowledge that each of the Permitted Investments and each of the activities set forth in this Section 1.3(a) is Bank Eligible.

             (b)       In no event shall the Company accept demand deposits, including, without limitation, demand deposits that the depositor may withdraw by check or similar means for payment to third parties.

             (c)       The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to and in furtherance of the purposes of the Company set forth in this Section 1.3 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Managing Member pursuant to Section 4 hereof.

            1.4            Principal Place of Business; Registered Office.

            The principal place of business of the Company shall be at .1575 Delucchi Lane, Suite 115, Reno, Nevada 89502. The Managing Member may change the principal place of business of the Company to any other place within or without the State of Nevada with notice to the Members. The registered office of the Company in the State of Delaware is initially located at Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

            1.5            Term

            The term of the Company shall commence on the date hereof, also being the date the Certificate is filed in the office of the Secretary of State of the State of Delaware in accordance with the Act. The Members-intend that the existence of the Company shall continue until the dissolution and the completion of the winding up of the Company and its business is completed following a Dissolution Event, as provided in Section 11 hereof. Prior to the time that the Certificate is filed, no Person shall represent to third parties the existence of the Company or hold itself out as a Member or Managing Member.

            1.6            Filings; Agent for Service of Process.

             (a)       The Managing Member is hereby authorized to and shall execute and cause the Certificate to be filed in the office of the Secretary of State of the State of Delaware as an authorized person within the meaning of the Act. The Managing Member shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments, and publications as may be required by law, including, without limitation, action to reflect:

             (i)       A change in the Company name; or

             (ii)       A correction of false or erroneous statements in the Certificate or the desire of the Managing Member to make a change in any statement therein in order that it shall accurately represent the agreement among the Members.

             (b)       The Managing Member shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

             (c)       The registered agent for service of process on the Company in the State of Delaware shall be the Corporation Service Company or any successor as appointed by the Members.

             (d)       Upon the dissolution and completion of the winding up of the Company in accordance with Section 11, the Liquidator, as an authorized person within the meaning of the Act, shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Liquidator deems such filing necessary or advisable.

            1. 7      Title to Property

            All Property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such Property in its individual name, and each Member's interest in the Company shall be personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.

            1.8       Payments of Individual Obligations.

            The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

            1.9             Independent Activities; Transactions with Affiliates.

             (a)       The Managing Member shall be required to devote such time to the affairs of the Company as may be necessary to manage and operate the Company and its subsidiaries, and shall be free to serve any other Person or enterprise in any capacity that such Managing Member may deem appropriate in his, her or its discretion.

             (b)       Insofar as permitted by applicable law, neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or its Affiliates from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member, or require any Member to permit the Company or any other Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

             (c)       To the extent permitted by applicable law and subject to the provisions of this Agreement, in furtherance of the purposes of the Company set forth in Section 1.3, the Managing Member is hereby authorized to cause the Company to purchase property (other than real property) from, sell such property to, or otherwise deal with any Member, acting on its own behalf, or any Affiliate of any Member, provided that any such purchase, sale, or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase, or other transaction had been made with an independent third party.

             (d)       The Members hereby agree that the transactions evidenced by the REMIC Administration Agreement, the Aircraft Interest Purchase Agreement, the Assignment and Assumption Agreement, the London Branch Contribution Agreement, any Permitted Investments, the Debt Securities, and any Recapitalization Note satisfy the standard set forth in Section 1.9(c) hereof and specifically authorize the Managing Member to enter into said agreements, all without any further action, consent, or approval of any other Person.

             (e)       Each Member and any Affiliate thereof may also lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with the Company and, subject to other applicable law, has the same rights and obligations with respect thereto as a Person who is not a Member. If a Member or any Affiliate thereof is a lender, in exercising its rights as a lender, including making its decision on whether to foreclose on Property of the Company, such lender will have no duty to consider (i) its status as a Member, Managing Member, or an Affiliate of a Member or Managing Member, (ii) the interests of the Company, or (iii) any duty it may have to the Company or any other Person.

            1.10             Definitions.

            Capitalized words and phrases used in this Agreement have the following meanings:

            "Accrual Period" means the applicable period from a Start Date up to the first Start Date to occur thereafter, provided, that the first Accrual Period for any Class A Preferred Share shall mean the period commencing on the date of the original issuance of such Share up to the first Start Date to occur thereafter.

            "Act" means the Delaware Limited Liability Company Act, 6 Del. C. 118-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

            "Affiliate" means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, manager, general partner, managing member, or trustee of such Person, or (iii) any Person who is an officer, director, manager, general partner, managing member, or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by," or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Agreement" or "Operating Agreement" means this Operating Agreement of PCI-BT Investing, L.L.C., as amended from time to time, and which shall constitute the limited liability company agreement of the Company for all purposes of the Act. Words such as "herein," "hereinafter," "hereof," "hereto," and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

            "Aircraft Interest Purchase Agreement" means the Aircraft Interest Purchase Agreement of even date herewith between BTNY and the Company.

            "American Energy" means American Energy Corporation, a Delaware corporation.

            "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement of even date herewith between BTNY and the Company.

            "Bank Eligible" means, in respect of any asset or activity, that such asset is eligible for acquisition by, or such activity may be engaged in, by BTCo at a location where BTCo is authorized to maintain such asset or engage in such activity under applicable law, including without limitation: (i) the banking laws of the State of New York, (ii) the Federal Reserve Act, as amended, 12 USC Section 221, et seq., (iii) the Bank Holding Company Act of 1956, as amended, 12 USC Section 1941, et seq., and (iv) the Federal Deposit Insurance Act, as amended, 12 USC Section 1811, et seq.

            "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy. " A "Voluntary Bankruptcy" means, with respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property or (iii) corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within ninety (90) days. The foregoing is intended to supersede and replace the events listed in Sections 18-304(a) and (b) of the Act.

            "Beneficial Interest" means the beneficial interest in the Trust acquired from BTNY by the Company pursuant to the Aircraft Interest Purchase Agreement.

            "BTCo" means Bankers Trust Company, a New York banking corporation organized under the banking laws of the State of New York.

            "BT Florida" means BT Florida, Inc., a Delaware corporation, and a wholly owned subsidiary of BTCo.

            "BTNY" means Bankers Trust New York Corporation, a New York corporation.

            "Business Day" means a day of the year on which banks are not required or authorized to close in New York, New York.

            "Certificate" means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and as amended, modified, supplemented, or restated from time to time, as the context requires.

            "Certificate of Cancellation" means a certificate filed in accordance with 6 Del. C.Section 18-203.

            "Class A Preferred Shares means the class of Shares described in Section 2. 1 (a) (i).

            "Class B Preferred Shares shall have the meaning provided in Section 3.4.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Common Shares" means the class of Shares described in Section 2.1(a)(ii).

            "Company" means the limited liability company formed pursuant to this Agreement and the Certificate.

            "Consolidated Retained Earnings" means-as of any date, the retained earnings of the Company as of such date determined (i) on a consolidated basis taking into account the results of only the Company and any of its subsidiaries and (ii) under generally accepted accounting principles, consistently applied.

            "Debt" means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), and (v), above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company's business and are not delinquent or are being contested in good faith by appropriate proceedings.

            "Debt Securities" means the note issued by the Company to London Branch in the form attached hereto as Exhibit B.

            Dissolution Event" shall have the meaning provided in Section 11.1.

            "Effective Date" means the date first set forth above.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "First Appraiser" shall have the meaning provided in Section 3.6(b).

            "Involuntary Bankruptcy" shall have the meaning set forth in the definition of Bankruptcy.

            "Leased Equipment" means the assets held by the Trust at the time of the purchase of the Beneficial Interest by the Company pursuant to the Aircraft Interest Purchase Agreement.

            "Leased Equipment Profit or Loss" means (i) on any given date on which the Company owns the Beneficial Interest or the Leased Equipment, an amount equal to the fair market value on such date of the Leased Equipment minus the Schedule Value, as shown on Exhibit F, for such date, and (ii) on any given date on which the Company does not own the Beneficial Interest or the Leased Equipment, the amount realized by the Company on the disposition of the Beneficial Interest or the Leased Equipment minus the Schedule Value, as shown on Exhibit F, for the date of such disposition.

            "Liquidation Preference" means, for each Class A Preferred Share on any given date, the Preferred Return Base as of such date increased (if positive) or decreased (if negative) by 0.000211 percent (0.000211%) of the Leased Equipment Profit or Loss as of such date, provided, however; that the amount by which the Preferred Return Base is increased or decreased shall not exceed $16.59.

            "Liquidator" shall have the meaning provided in Section 11.5(a) hereof.

            "London Branch" means BTCo acting through its branch office in London, England.

            "London Branch Contribution Agreement" means the Contribution Agreement of even date herewith in the form attached hereto as Exhibit A pursuant to which London Branch is making certain contributions to the Company.

            "London Branch Residual interests" means the REMIC residual interests contributed to the Company by London Branch pursuant to the London Branch Contribution Agreement.

            "Managing Member" shall have the meaning provided in Section 4.1(a) hereof.

            "Member" means any Person (i) who is referred to as such in Section 2.2 to this Agreement, or who has become a Member pursuant to the terms of this Agreement and (ii) who has not ceased to be a Member. "Members" means all such Persons.

            "Moody's" means Moody's Investors Services, Inc.

            "Net Tax Payment" means, as of any day, the excess, if any, of Tax Payments made on or after January 12, 1998 and on or before such day over Tax Receipts received on or after January 12, 1998 and on or before such day.

            "Non preference Distributions" shall have the meaning provided in Section 3.3(b).

            "Officers" shall have the meaning provided in Section 4.4(e).

            "Payment Date" shall have the meaning provided in Section 3.3(a).

            "PCI" means Potomac Capital Investment Corporation, a Delaware corporation.

            "PCI Air" means PCI Air Management Corporation, a Nevada corporation.

            "PCI Note" shall have the meaning provided in clause (i) of the definition of "Permitted Investments."

            "Permitted Investments" means:

             (i)       A debt obligation ("PCI Note") of PCI or a direct or indirect wholly owned subsidiary of PCI fully and unconditionally guaranteed by PCI that (x) provides for interest-only payments at an interest rate equal to PCI's then current borrowing rate for equivalent maturity securities, (y) is either a demand obligation or has a maturity no later than January 12, 2003, and (z) is substantially in the form of the PCI Note attached hereto as Exhibit C, provided that PCI's senior unsecured debt is rated at least Baa3 by Moody's or BBB- by S&P on the date such obligation is acquired by the Company;

             (ii)       A debt obligation of any issuer other than PCI or its Affiliates rated at least Baa3 by Moody's or BBB- by S&P with a maturity no later than January 12, 2003;

             (iii)       The London Branch Residual Interests;

             (iv)       The Beneficial Interest;

             (v)        REMIC residual interests that are similar in form and substance to the London Branch Residual Interests;

             (vi)       Temporary Investments;

             (vii)       Property of a type similar to the Leased Equipment which is held directly or through an owner trust similar to the Trust and which. is acquired from the proceeds of the disposition of the Leased Equipment or the Beneficial Interest; and

             (viii)       Office equipment and supplies and such other personal property as may be reasonably required to maintain an office for and conduct the operations of the Company.

            "Person" means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

            "Potomac Nevada" means Potomac Nevada Corporation, a Nevada corporation.

            "Preferred Return" and "Preferred Return Rate" shall have the meanings provided in Section 3.2(a).

            "Preferred Return Base" means, for each Class A Preferred Share on any given date, $79 plus the amount of any Undistributed Preferred Return for such Share as of such date.

            "Property" means all property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

            "Quarterly Start Date" means any of March 31, June 30, September 30, and December 31.

            "Recapitalization" shall have the meaning provided in Section 3.5(a).

            "Recapitalization Date" shall have the meaning provided in Section 3.5(b).

            "Recapitalization Notes" shall have the meaning provided in Section 3.5(a).

            "REMIC" means a real estate mortgage investment conduit within the meaning of Section 860D of the Code.

            "REMIC Administration Agreement" means the letter agreement of even date herewith between the Company and BTCo relating to the administration of the London Branch Residual Interests.

            "Second Appraiser" shall have the meaning provided in Section 3.6(b).

            "Securities Act" means the Securities Act of 1933, as amended.

            "Selecting Member" means, on any date, any Member that is a holder or an Affiliate of a holder of Debt Securities. "Selecting Members" means all such Members.

            "S&P" means Standard & Poor's Corporation.

            "Share" or "Shares" refers to the Shares representing the Members' limited liability company interests in the Company as provided for in this Agreement, including any interests issued pursuant to Section 3.4 hereof, plus any additional limited liability company interests in the Company authorized by the Company in an amendment to this Agreement, and any and all benefits to which the holder of such interests may be entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

            "Special Payment Amount" shall have the meaning provided in Section 3.4.

            "Special Payment Date" means January 12, 2002, or if such day is not a Business Day, the first Business Day thereafter.

            "Start Date" means any Quarterly Start Date, any Payment Date, the Special Payment Date, and the Recapitalization Date;

            "Tax Payments" means the amount of any federal, state, and local income taxes (including, without limitation, payments of estimated taxes) paid by the Company, including (without limitation) payments made directly or indirectly to a taxing authority and payments made to an Affiliate under a tax sharing agreement, increased by the amount of liabilities for such taxes or for tax sharing payments taken into account under clause (vii)(B)(x) of Section 3.6(a) on the date on which the determination of the amount of Tax Payments is relevant.

            "Tax Receipts" means the amounts refunded or otherwise paid to the Company with respect to federal, state, and local income taxes, including (without limitation) payments made to the Company directly or indirectly by a taxing authority and payments made to the Company by an Affiliate under a tax sharing agreement, increased by the amount of any asset reflecting a receivable for such tax refunds or tax sharing payments taken into account under clause (vii)(A) of Section 3.6(a) on the date on which the determination of the amount of Tax Receipts is relevant.

            "Temporary Investments" means all cash or cash equivalents including, without limitation, cash on deposit in financial institutions, certificates of deposit, commercial paper treasury bills and other high quality short-term debt obligations rated at least A-1 by S&P and P-1 by Moody's and having a maximum maturity of one year or less together with money market mutual funds the assets of which consist solely of such instruments.

            "Third Appraiser" shall have the meaning provided in Section 3.6(b).

            "Trust" means the trust created under the Trust Agreement dated as of December 31, 1997 between BTNY and First Security Bank, National Association.

            "Undistributed Preferred Return" means, for each Class A Preferred Share on any given date, the excess of the cumulative accrued Preferred Return with respect to such Share through the day before such date over the cumulative distributions of Preferred Return pursuant to Section 3.3 or Section 3.4 with respect to such Share through such date (or, if such date is not a Business Day, through the next Business Day thereafter).

            "Voluntary Bankruptcy" shall have the meaning set forth in the definition of "Bankruptcy."

SECTION 2 MEMBERS' INTERESTS AND CAPITAL CONTRIBUTIONS

            2.1            Shares.

             (a)       Interests in the Company shall be evidenced by Shares, of which there shall initially be only two classes, each of which shall have the rights and preferences specified in this Agreement as attaching to such class.

             (i)       Class A Preferred. The total number of Class A Preferred Shares that may be issued by the Company is 93,558.10. All of the Class A Preferred Shares shall be issued and outstanding on the Effective Date.

             (ii)       Common. The total number of Common Shares that may be issued by the Company is 500,000, of which 280,674.25 shall be issued and outstanding on the Effective Date. Additional Common Shares may only be issued in connection with a conversion of Class A Preferred Shares pursuant to Section 3.8.

             (b)       The Company has the power to issue a third class of Shares (the Class B Preferred Shares) as described in Section 3.4 hereof, which shall have the rights and preferences established by the terms thereof and as specified in this Agreement as attaching to such class.

             (c)       The Company covenants that the Class A Preferred Shares and the Common Shares to be issued in connection with the contributions of the Members described in Section 2.2 hereof shall be duly and validly issued and fully paid and non assessable and free from all taxes, liens, and charges arising out of or by reason of the issue thereof.

            2.2            Contributions.

            On the Effective Date, the Members shall make the following contributions and the name and address of, and the class and number of Shares and amount of Debt Securities held by, each of the Members shall be as follows:

Member's Name and Address	Contribution	Number and Class of Shares
Potomac Capital Investment Corporation 1801 K Street, N.W. Suite 900 Washington, D.C. 20006	$11,725,934 in cash	24,948.76 Class A Preferred Shares and 92,310.58 Common Shares
American Energy Corporation 1801 K Street, N.W. Suite 900 Washington, D.C. 20006	$11,725,944 in cash	24,948.86 Class A Preferred Shares and 92,310.58 Common Shares
Potomac Nevada Corporation 1575 Delucchi Lane Suite 115 Reno, Nevada 89502	$11,725,944 in cash	24,948.86 Class A Preferred Shares and 92,310.58 Common Shares
PCI Air Management 575 Delucchi Lane Suite 115 Reno, Nevada 89502	$374,251 in cash	3,742.51 Common Corporation Shares
Bankers Trust Company 1 Appold Street, Broadgate London EC2A 2HE, England	$3,413,083 in cash and 18,711.62 Class A $100,000 of London Branch Residual Interests	18,711.62 Class A Preferred Shares (representing an equity contribution of $1,871,162) and Debt Securities having a fair market value of $1,641,921
SECTION 3 DISTRIBUTIONS

            In addition to the other rights granted under this Agreement, including without limitation, Sections 5.2 and 11.2 hereof, the rights and preferences of the Shares shall be as set forth below:

            3.1            Priority.

             (a)       Class B Preferred Shares. With respect to distributions with respect to the Shares, including the distribution of the assets of the Company upon dissolution, the Class B Preferred Shares, if any are issued, shall be senior to the Class A Preferred Shares and the Common Shares.

             (b)       Class A Preferred Shares. With respect to distributions with respect to the Shares, including the distribution of the assets of the Company upon dissolution, the Class A Preferred Shares shall be (i) junior to the Class B Preferred Shares, if any are issued and (ii) senior to all other classes and series of Shares of the Company, whether such classes and series are now existing or are created in the future, to the extent, in the case of distributions other than upon dissolution, of the aggregate Undistributed Preferred Return on such Shares and to the extent, in the case of distributions in dissolution, of the aggregate of the Liquidation Preferences of such Shares.

             (c)       Common Shares. Except as otherwise expressly provided in this Operating Agreement, all outstanding Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges. When, as and if distributions are declared by the Managing Member on outstanding Common Shares, whether payable in cash or property or in securities of the Company, the Common Shares shall be entitled to share equally, Share for Share, in such distributions.

            3.2             Preferred Return on Class A Preferred Shares.

             (a)       Preferred Return. From the date of issuance, preferred rights to distributions (the "Preferred Return'") shall accrue from time-to-time on the Preferred Return Base of each Class A Preferred Share at an annual rate (the "Preferred Return Rate") which shall, except as otherwise provided in Section 3.2(c), equal six percent (6%).

             (b)       Accrual and Payment Commencing on the date of original issuance of a Class A Preferred Share, Preferred Return on such Class A Preferred Share shall accrue for each Accrual Period on the last day of such Accrual Period, and shall be cumulative. All accruals of Preferred Return shall be computed at the Preferred Return Rate per annum based on a 360-day year of twelve 30-day months.

             (c)       Failure to Make Distributions. In the event that, on two consecutive Quarterly Start Dates (or, if such day is not a Business Day, on the first Business Day thereafter), the Managing Member fails to make distributions in an amount at least equal to the lesser of Consolidated Retained Earnings and the Undistributed Preferred Return on such first day, then as of such date, and until such failure is cured, the Preferred Return Rate shall be seven and one-quarter percent (7.25%).

            3.3            Distributions.

             (a)       Except as otherwise provided in Section 3.4, distributions shall be made in cash, at such times and in such amounts as the Managing Member declares and determines, to the holders of record as they appear on the books of the Company on such record date, not exceeding five (5) days preceding the date of the distribution (a "Payment Date"), as may be determined by the Managing Member in advance of the payment of the particular distribution. The Members intend that the Managing Member will make a good faith effort to distribute the Company's excess cash flow as determined by the Managing Member from time-to-time.

             (b)       Except to the extent that the Company issues Shares in accordance with Section 3.4, all distributions shall be applied first to satisfy any Undistributed Preferred Return. The Common Shares shall be entitled to share equally, Share for Share alike, in 93.457943% (or such other percentage as may be determined in accordance with Section 3.8) of any distributions ("Nonpreference Distributions") of amounts in excess of that required to satisfy the rights of the Class B Preferred, if any, and any Undistributed Preferred Return, and the Class A Preferred Shares shall be entitled to share equally, Share for Share alike, in 6.542057% (or such other percentage as may be determined in accordance with Section 3.8) of any Nonpreference Distributions, provided that after the Recapitalization Date, the Common Shares shall be entitled to share equally, Share for Share alike, in 100% of all Nonpreference Distributions.

             (c)       Except as otherwise provided in Section 3.4, no distributions shall be made under this Section 3 in an amount in excess of the Consolidated Retained Earnings on the date of such distribution.

            3.4            Special Payment

            On the Special Payment Date, the Managing Member shall make a distribution to the Members, in accordance with Section 3.3, in an amount (the "Special Payment Amount") equal to the excess of the net fair market value of the Company over $43,065,156. At the option of each Member, the Managing Member shall satisfy the Special Payment Amount with respect to such Member in cash or by the issuance of preferred interests in the Company ("Class B Preferred Shares"), the terms of which shall be consistent with Section 3.1 (a) hereof and otherwise commercially reasonable as determined in good faith by the Managing Member at such time, provided, however, that the liquidation preference of a Class B Preferred Share on the date of issuance shall not exceed the portion of the Special Payment Amount satisfied by the receipt of such Share.

            3.5            Recapitalization.

             (a)       Recapitalization Option.

             (i)       On or after January 12, 2003, at the option of the Managing Member or any Member holding Class A Preferred Shares, the Company shall be recapitalized (the "Recapitalization") by an exchange of all of the Class A Preferred Shares and all of the Debt Securities then outstanding for notes (the "Recapitalization Notes") (the form of which is attached hereto as Exhibit D). The exchange shall be made such that each holder of Class A Preferred Shares and/or Debt Securities receives one or more Recapitalization Notes having an aggregate fair market value on the date of the exchange equal to the aggregate fair market value on the date of the exchange of the Class A Preferred Shares and/or Debt Securities surrendered by such holder.

             (ii)       At the request of any Member holding Class A Preferred Shares, the Company may issue multiple notes, each with a denomination of two hundred fifty thousand dollars ($250,000) or more, to such Member, provided that if compliance with all requests from Selecting Members to receive multiple Recapitalization Notes would result in the issuance of more than ten (10) Recapitalization Notes in the aggregate to Selecting Members, then the Company may treat all such requests as withdrawn, and provided further that all costs, fees, and expenses of any paying agent shall be borne jointly and severally by the Member or Members that received multiple Recapitalization Notes. In the event that the Company issues more than one Recapitalization Note to any Member, then the Company shall appoint a paying agent, which shall be a bank or trust company selected by a majority vote of the Selecting Members that received multiple Recapitalization Notes, provided that such paying agent shall be reasonably acceptable to the Managing Member. The Members holding Class A Preferred Shares and the Managing Member agree that Wilmington Trust Company shall be considered a reasonably acceptable paying agent for this purpose.

             (iii)       The recapitalization rights provided in this Section 3.5 are important to each of the Members herein, and in particular, (A) with respect to PCI, American Energy, Potomac Nevada and PCI Air, such rights provide the ability, after an initial period, to remove Members having a minority interest in the Company, to limit any further capital appreciation to such Members, and/or to remove the prohibition on investing in assets that are not Bank Eligible and (B) with respect to London Branch, such rights provide the ability, after an initial period, to obtain a stable return on its invested assets.

             (b)       Recapitalization Procedures. The Recapitalization shall occur on the date ("Recapitalization Date') selected by the Person exercising the option described in Section 3.5(a). A Member-exercising the option described in Section 3.5(a) shall give notice ("Member Notice") of such exercise at least forty (40) days prior to the proposed Recapitalization Date, by registered mail (return receipt requested), postage prepaid, to the Managing Member. The Managing Member shall give notice of its own exercise of the option described in Section 3.5(a) or of any Member Notice at least thirty (30) days prior to the proposed Recapitalization Date, by registered mail (return receipt requested), postage prepaid, to each holder of Class A Preferred Shares and each holder of Debt Securities as they appear on the books of the Company on such record date, not exceeding sixty (60) days preceding the proposed Recapitalization Date, as may be determined by the Managing Member. Such notice shall be addressed to the holders of Class A Preferred Shares and the holders of Debt Securities at the addresses as they appear on Exhibit E attached hereto, as the same shall be amended, and shall identify the Recapitalization Date.

             (c)       Effect of Notice. Notice having been mailed as provided in Section 3.5(b), from and after the close of business on the Recapitalization Date (unless default shall be made by the Company in issuance of the Recapitalization Notes), the Class A Preferred Shares and the Debt Securities to be recapitalized shall no longer be deemed to be outstanding, all rights of the holders with respect to Class A Preferred Shares (including any right to receive payments under Section 18-604 of the Act, but excluding the right to receive from the Company the Recapitalization Notes) and all rights of holders with respect to Debt Securities (excluding the right to receive from the Company the Recapitalization Notes) shall cease. Upon surrender in accordance with said notice of (i) the certificates representing the Class A Preferred Shares (properly endorsed or assigned for transfer, if required by the Managing Member and the notice of Recapitalization so states) and (ii) the Debt Securities, such Shares and Debt Securities shall be exchanged by the Company for the Recapitalization Notes provided for herein. The Class A Preferred shares and Debt Securities so recapitalized shall, upon such Recapitalization, be canceled and thereafter shall not be reissued. Any Member all of whose Shares have been exchanged pursuant to this Section 3.5 shall be deemed to have withdrawn from the Company, which withdrawal is hereby consented to by all of the Members.

             (d)       Effect of Recapitalization on Company. Notwithstanding the withdrawal of a Member following the Recapitalization of its Class A Preferred Shares, the Members agree that in furtherance of Section 1.5 of this Agreement, the Company shall continue and be continued after the Recapitalization Date.

            3.6            Determination of Fair Market Value.

             (a)       Fair Market Value. For purposes of this Agreement:

             (i)       The fair market value of a Recapitalization Note on the Recapitalization Date shall be the principal amount of such note;

             (ii)       The fair market value of each Class A Preferred Share on any date shall be a proportionate amount of the fair market value of such Shares in the aggregate and the fair market value of the Class A Preferred Shares in the aggregate on such date shall be an amount equal to the aggregate of the Liquidation Preferences of all such Shares outstanding on such date plus 6.542057% (or such other percentage as may be determined in accordance with Section 3.8) of the excess of (i) the net fair market value of the Company on such date over (ii) the aggregate of the Liquidation Preferences of all of the Class A Preferred Shares outstanding on such date;

             (iii)       The fair market value of each Common Share on any date shall be a proportionate amount of the fair market value of such Shares in the aggregate and the fair market value of the Common Shares in the aggregate on such date shall be an amount equal to the excess of (i) the net fair market value of the Company on such date over (ii) the fair market value of the Class A Preferred Shares in the aggregate on such date;

             (iv)       The fair market value, as of any day, of the Debt Securities, the Leased Equipment, and any asset described in clause (v) or clause (vii) of the definition of Permitted Investments shall be determined in accordance with the appraisal process set forth in Section 3.6(b) below;

             (v)       The fair market value of the London Branch Residual Interests as of any day shall be an amount equal to (A) $100,000, minus (B) an amount equal to the accumulated amortization through such day on $100,000 amortized on a straight line basis over a 20 year period beginning on January 12, 1998, plus (C) an amount equal to the excess, if any, of the amount of the Net Tax Payment as of such day over the amount of what would have been the Net Tax Payment as of such day if the London Branch Residual Interests had not produced any phantom income or phantom deductions while held by the Company;

             (vi)       The fair market value of any other asset held by the Company shall be as determined by the Managing Member, provided that any Member may request that the fair market value of any such asset be determined in accordance with the appraisal process set forth in Section 3.6(b) below;

             (vii)       The net fair market value ("net fair market value') of the Company as of any day shall mean an amount equal to (A) the sum of the fair market values of all of the assets held by the Company on such day, determined in accordance with this Section 3.6(a), minus (B) the sum of (x) the aggregate liabilities of the Company as of such day (the amount of the liability for the Debt Securities being its fair market value on such day), and(y)the aggregate liquidation preference of the Class B Preferred Shares, if any, outstanding as of the beginning of such day.

             (b)       Appraisal. In the event that an appraisal is necessary to determine the fair market value of any asset held by the Company and/or the fair market value of the Debt Securities on any day, the Managing Member shall appoint an appraiser (the "First Appraiser") and, within fifteen (15) Business Days of receiving notice designating the First Appraiser, the Selecting Members shall, by majority vote of the Shares held by the Selecting Members, appoint a second appraiser (the "Second Appraiser'): If the Second Appraiser is not timely designated, the determination of the fair market value shall be made by the First Appraiser. The First Appraiser, or each of the First Appraiser and the Second Appraiser, shall submit its determination of the fair market value to the Company and the Members (and, in the case of a Recapitalization, all holders of the Debt Securities) within twenty (20) days of the date of its selection (or the selection of the Second Appraiser, as applicable). If there are two appraisers and their respective determinations of the fair market value vary by less than ten percent (10%) of the higher determination, the fair market value shall be the average of the two determinations. If such determinations vary by ten percent (10%) or more of the higher determination, the two appraisers shall promptly designate a third appraiser (the "Third Appraiser"). Neither the Company nor the holder whose interest is being exchanged shall provide, and the First Appraiser and the Second Appraiser shall be instructed not to provide, any information to the Third Appraiser as to the determinations of the First Appraiser and the Second Appraiser or otherwise influence the Third Appraiser in any way. The Third Appraiser shall submit its determination of fair market value to the Company and the Members (and, in the case of a Recapitalization, all holders of the Debt Securities) within twenty (20) days of the date of its selection. The fair market value shall be equal to the average of the two closest of the three determinations, provided that, if the difference between the highest and the middle determination is no more than 105% and no less than 95% of the difference between the middle and the lowest determinations, then the fair market value shall equal the middle determination.

             (c)       Status of Appraiser. Each appraiser selected pursuant to this Section 3.6 shall be disinterested and must be a nationally recognized appraiser qualified to appraise the property being appraised.

            3. 7            Distributions and Payments to Members.

             (a)        It is the intent of the Members that no distribution or payment to any Member shall be deemed a return of money or other property in violation of the Act. The payment or distribution of any such money or property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and the Member receiving any such money or property shall not be required to return any such money or property to the Company, any creditor of the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the Managing Member or the Company or any other Member.

             (b)       Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

            3.8            Conversion of Class A Preferred Shares.

            On or after January 12, 1999, at the option of any Member holding Class A Preferred Shares, the Company shall convert all of the Class A Preferred Shares held by such Member into Common Shares. Appropriate adjustments, if any, to the sharing and distribution ratios set forth herein with respect to the Class A Preferred Shares and the Common Shares shall be made in connection with any such conversion to maintain the relative economic benefits and burdens of the remaining Class A Preferred Shares, such that each Class A Preferred Share does not entitle the holder thereof to a larger or smaller distribution (whether on dissolution or otherwise) than if such conversion had not occurred, with the balance being payable on the Common Shares, Share for Share alike. The conversion shall be made such that each holder of Class A Preferred Shares electing to convert such shares shall receive Common Shares having an aggregate fair market value on the date of the conversion equal to the aggregate fair market value on the date of the conversion of the Class A Preferred Shares surrendered by such holder.

            The determination of the fair market value of the Class A Preferred Shares and the Common Shares as of the conversion date shall be determined in accordance with the procedures and methodology set forth in Section 3.6. Any Member who elects to convert its Class A Preferred Shares pursuant to this Section 3.8 shall be deemed to have withdrawn from the Company with respect to its Class A Preferred Shares and shall be deemed to be admitted with respect to the Common Shares received in connection with such conversion.

            3.9            Cancellation of Recapitalized or Converted Class A Preferred Shares.

            Any Class A Preferred Shares recapitalized pursuant to Section 3.5 or converted into Common Shares pursuant to Section 3.8 shall be canceled by the Company upon such recapitalization or conversion and shall not be reissued. Upon conversion in accordance with Section 3.8, the Member converting its Class A Preferred Shares shall tender its Class A Preferred Share certificates to the Company, and the Managing Member shall thereafter issue Common Share certificates to such Member pursuant to Section 12.3 hereof.

SECTION 4 MANAGEMENT

            4.1            Managing Member.

             (a)       The Members intend that the Company be managed by one member (the "Managing Member'). The Managing Member shall be elected by a vote of the Members.

             (b)       Simultaneously with the execution hereof, PCI, American Energy, Potomac Nevada, PCI Air, and London Branch hereby elect PCI Air as the initial Managing Member, to serve until its successor shall have been elected and qualified, and PCI Air hereby accepts such position.

             (c)       The Managing Member must be a Member of the Company and must be, and remain as long as it is the Managing Member, a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code and shall notify the Members upon becoming aware of any fact or circumstance-that would lead reasonably to the conclusion that such Managing Member is at risk of losing such citizenship.

            4.2            Term.

            The Managing Member shall be designated for a one year term and shall hold office until his, her or its term expires and until his, her or its successor shall be elected and shall qualify to serve, subject to prior death, resignation, retirement, disqualification, or removal from office. Upon the vacancy of the Managing Member position, the Members shall elect a successor who satisfies the criteria set forth in Section 4.1 hereof.

            4.3            Removal; Termination of Status.

            The Managing Member may be removed with or without cause by a vote of the Members. The Managing Member shall cease to be the Managing Member upon the first to occur of (i) the removal of such Managing Member pursuant to this Section 4.3, (ii) the Bankruptcy of such Managing Member, or (iii) the occurrence of any event that causes such Managing Member to fail to satisfy the criteria set forth in Section 4.1 hereof. No such removal or termination of status of a Managing Member shall, in and of itself, affect the status of such Managing Member as a Member.

            4.4            Managing Member.

             (a)       The management of the Company shall be vested in the Managing Member. The Managing Member shall manage and control the business of the Company, subject to the limitations and restrictions set forth in this Agreement, by conducting, in the name of, and on behalf of, the Company the business and affairs of the Company, and in so doing may exercise in the name of, and on behalf of, the Company all the rights and powers which may be possessed by the Members under the Act including, without limitation the rights and powers provided in this Agreement.

             (b)       Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Managing Member as to:

             (i)       The identity of any Managing Member, Member, or Officer;

             (ii)       The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Managing Member or which are in other matters germane to the affairs of the Company;

             (iii)       The Persons who are authorized to execute and deliver any instrument or document of the Company; or

             (iv)       Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

             (c)       The signature of the Managing Member shall be necessary and sufficient to convey title to any Property owned by the Company or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Members agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the Managing Member shall be sufficient to execute any document necessary to effectuate this or any other provision of this Agreement. All of the Members, pursuant to Section 10, do hereby appoint the Managing Member as their attorney-in- fact for the execution of any or all of the documents described in this Section 4.4(c).

             (d)       The Managing Member shall have the power to delegate authority to such committees, employees, agents and representatives of the Company, as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Managing Member to approve such action directly. The Managing Member is hereby authorized to execute all agreements and other documents necessary for or incidental to the formation of the Company, including, without limitation, those agreements set forth in Sections 1.3, 1.9(d), and 4.5(r), (u), and (v).

             (e)       The Managing Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the "Officers") and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Managing Member explicitly provides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 4.4(e) may be revoked at any time by the Managing Member. An Officer may be removed with or without cause by the Managing Member.

             (f)       A Managing Member shall not be liable under a judgment, decree, or order of court, or in any other manner, for a debt, obligation, or liability of the Company solely by virtue of such Managing Member serving as the Managing Member of the Company.

            4.5             Managing Member Powers.

            Subject to any restrictions set forth in the Certificate or this Operating Agreement, including without limitation, those set forth in Section 4.7 hereof, all powers to control and manage the business and affairs of the Company shall be exclusively vested in the Managing Member and the Managing Member may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate, or this Operating Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Managing Member deems necessary, useful, or appropriate for the management and conduct of the Company's business and affairs and in the pursuit of the purposes of the Company, including (without limitation) exercising the following specific rights and powers in the name and on behalf of the Company:

             (a)       Conduct its business, carry on its operations, and have and exercise the powers granted by the Act in any state, territory, district, or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

             (b)       Acquire by purchase, lease, or otherwise any personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company, which property may be held directly or through an ownership trust;

             (c)       Operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, and lease any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

             (d)       Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Property, or in connection with managing the affairs of the Company, including, executing amendments to this Operating Agreement and the Certificate in accordance with the terms of this Operating Agreement, both as Managing Member and, if required, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Managing Member;

             (e)       Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by pledge or other lien on any Company assets;

             (f)       Execute, in furtherance of any or all of the purposes of the Company, any lease, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company's assets;

             (g)       Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

             (h)       Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, and declare distributions all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

             (i)       Contract on behalf of the Company for the employment and services of employees and/or independent contractors, including (but not limited to) lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company, and to cause the Company to pay the fees associated therewith;

             (j)       Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Managing Member liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

             (k)       Take, or refrain from taking, all actions, not expressly prescribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

             (l)       Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members, or any Managing Member in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

             (m)       Purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign companies, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district, or municipality or of any instrumentality of any of them;

             (n)       Indemnify a Member, the Managing Member, a former Member, or a former Managing Member, in accordance with this Operating Agreement and to make any other indemnification that is authorized by this Agreement in accordance with the Act;

             (o)       Acquire the London Branch Residual Interests and cash contributed by the Members;

             (p)       Issue the Debt Securities to London Branch;

             (q)       Act as an "authorized person" on behalf of the Company, as that term is used in the Act.

             (r)       Enter into leases and renewals thereof of the Leased Equipment or similar assets to PCI or its Affiliates;

             (s)       Make Permitted Investments and, in the event that any income received with respect to, or the proceeds of the sale of, any Permitted Investments is paid to the Company in non-cash consideration which is not itself a Permitted Investments, the Managing Member shall cause the Company to sell or otherwise dispose of such consideration in a commercially reasonable manner within ninety (90) days of its acquisition;

             (t)       Execute, in connection with any Recapitalization, one or more Recapitalization Notes;

             (u)       Execute and deliver on behalf of the Company the London Branch Contribution Agreement and any other documents or instruments to be delivered in connection therewith; and

             (v)       Execute and deliver on behalf of the Company each of the REMIC Administration Agreement, the Aircraft Interest Purchase Agreement, and the Assignment and Assumption Agreement and cause the Company to perform its respective obligations thereunder.

            4.6            Duties and Obligations of the Managing Member.

             (a)       The Managing Member shall take all actions which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged, (ii) for the accomplishment of the Company's purposes, including the acquisition, development, maintenance, preservation, and operation of Property in accordance with the provisions of this Agreement and applicable laws and regulations, and (iii) to elect that the Company be taxed as an association taxable as a corporation for federal income tax purposes by filing Form 8832 within 75 days of the date of the filing of the Certificate and to reasonably satisfy any applicable reporting requirements with respect to the Company.

             (b)       Except as otherwise provided in Section 1.9(b) hereof, the Managing Member shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Company.

            4.7            Limitations.

            Notwithstanding any other provision of this Operating Agreement, no action may be taken by the Company (whether by the Managing Member or otherwise) in connection with the following matters:

             (a)       Causing or permitting the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Section 1.3 hereof,

             (b)       Knowingly doing any act in contravention of this Operating Agreement;

             (c)       Causing the Company to merge or consolidate with another Person;

             (d)       Knowingly doing any act, which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Operating Agreement;

             (e)       Possessing Property, or assigning rights in specific Property, for other than a Company purpose;

             (f)       Redeeming, retiring, exchanging property for, or otherwise acquiring Common Shares or Class A Preferred Shares, except as provided in Section 3.5 and Section 3.8.

             (g)       Making any amendment, consent, waiver, or other modification with respect to this Operating Agreement or any PCI Note;

             (h)       Causing the Company to invest in or acquire directly or indirectly any assets other than (i) those acquired by contribution of the Members pursuant to Section 2.2, (ii) Permitted Investments, and (iii) cash proceeds and ancillary rights arising from the transactions contemplated hereby; or

             (i)       Causing the Company to issue additional Common Shares after the Effective Date other than pursuant to Section 3.8.

            4.8            Compensation; Expenses.

            Except as otherwise provided in Section 4.9 and Section 11.5(b) hereof, the Managing Member shall receive an annual fee in the amount of fifty thousand dollars ($50,000) for services rendered to or on behalf of the Company or otherwise in its capacity as a Member including record keeping for REMIC residual interests, any portfolio management required, management of the Leased Equipment or similar assets and leases thereof, preparing tax returns and audited financial statements, cash management, and other maintenance of the Company's assets. Except as otherwise provided herein, the Managing Member shall not be reimbursed for any general or administrative expenses incurred by it on behalf of the Company.

            4.9            Indemnification of the Managing Member.

             (a)       Unless otherwise provided in Section 4.9(d), the Company, its receiver or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save harmless, and pay all expenses of any Managing Member, or any officers or directors of a Managing Member (individually, an "Indemnified Person" and collectively, the "Indemnified Persons") relating to any liability, damage, or expense incurred by reason of any act performed or omitted to be performed by any Indemnified Person in connection with the business of the Company, including reasonable attorneys' fees incurred by the Indemnified Person in connection with the defense of any action based on any such act or omission, which attorneys' fees shall be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act and the Exchange Act) as permitted by law.

             (b)       Unless otherwise provided in Section 4.9(d), in the event of any action by a Member against any Indemnified Person, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of such Indemnified Person, including reasonable attorneys' fees incurred in the defense of such action.

             (c)       Unless otherwise provided in Section 4.9(d), the Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any Indemnified Person, if for the benefit of the Company and in accordance with this Agreement said Indemnified Person makes any deposit or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and suffers any financial loss as the result of such action.

             (d)       Notwithstanding the provisions of Sections 4.9(a), 4.9(b), and 4.9(c), such sections shall be enforced only to the maximum extent permitted by law and no Indemnified Person shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

             (e)       Notwithstanding anything to the contrary in this Agreement, in no event will any indemnification obligation of the Company or a receiver or trustee to indemnify, save harmless, or pay all expenses set forth in this Section 4.9 subject any Member or Managing Member to personal liability.

            4.10            Managing Member's Liability.

            Notwithstanding any other terms of this Agreement, whether expressed or implied, or an obligation or duty at law or in equity, none of the Managing Member or its officers or directors (individually, a "Covered Person" and collectively, the "Covered Persons") shall be liable to the Company or any Member for any act or omission (in relation to the Company, this Agreement, any related document, or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person that is within the scope of authority granted to such Covered Person by or in accordance with this Agreement, provided that such act or omission does not constitute fraud, bad faith, intentional misconduct, gross negligence, or a material failure to perform in accordance with this Agreement.

SECTION 5 ROLE OF MEMBERS

            5.1            Rights or Powers.

            The Members, in their capacities as Members of the Company, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.

            5.2            Voting Rights.

            Unless otherwise provided by this Operating Agreement, or as required by applicable law, on all matters to be voted on by the Members, holders of Common Shares and Class A Preferred Shares shall vote together as a single class. Each Member shall be entitled to cast one vote for each Common Share or Class A Preferred Share registered in its name. Except as otherwise expressly provided in this Agreement, a majority vote, agreement, approval, or consent of the Members voting as a single class and by shares shall be required to constitute the act of the Members or the vote, agreement, approval, or consent of the Members.

            5.3            Meetings and Consents of the Members.

             (a)       The Company shall call an annual meeting of its Members on or about the first week of each April. Special meetings of the Members may be called by the Managing Member or upon the written request of any Member. The call for any meeting shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than ten (10) Business Days nor more than thirty (30) days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the vote, agreement, approval, or consent of Members is permitted or required under this Agreement, such vote, agreement, approval, or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in Section 5.4.

             (b)       For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Managing Member or the Member requesting such meeting may fix, in advance, a date as the record dates for any such determination. Such date shall not be more than thirty (30) days nor less than ten (10) Business Days before any such meeting.

             (c)       Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

            5.4            Procedure for Consent.

            In any circumstances requiring the vote, agreement, approval or consent of the Members specified in this Operating Agreement, such vote, agreement, approval or consent may, except where a standard for such vote, agreement, approval or consent is provided for expressly in this Operating Agreement, be given or withheld in the sole and absolute discretion of the Members, and each Member shall be entitled to consider only such factors and interests as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. If the Managing Member receives the necessary vote, agreement, approval or consent of the Members to such action, the Managing Member shall be authorized and empowered to implement such action without further authorization by the Members. Such vote, agreement, approval or consent must be obtained in writing or by telephone or facsimile, if such telephone conversation or facsimile is followed by a written summary of the telephone conversation or facsimile communication sent by overnight courier, registered or certified mail, postage and charges prepaid, addressed as described in Section 12.1 hereof, provided, however, that such vote, agreement, approval or consent shall be deemed to have been given by a Member if such Member does not otherwise notify the Managing Member in writing within sixty (60) days after such Member is notified in writing by the Managing Member that such Member's vote, agreement, approval or consent is requested.

            5.5            Members' Liability.

            No Member shall be liable under a judgment, decree, or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company solely by reason of being a member of the Company. A Member shall be liable only to make the contributions described in Section 2.2 and, in the case of London Branch, pursuant to the London Branch Contribution Agreement, on the terms therein described, and shall not be required to lend any funds to the Company, or to make any other contributions, assessments or payments to the Company, provided that a Member may be required to repay distributions made to it as provided in Section 18-607 of the Act or Section 3.7 hereof.

            5.6            Partition.

            While the Company remains in effect or is continued, each Member agrees not to have any Company Property partitioned or file a complaint or institute any suit, action or proceeding at law or in equity to have any Company Property partitioned, and each Member, on behalf of itself, its successors and its assigns hereby waives any such right.

            5.7            Transactions Between a Member or Managing Member and the Company.

            Except as otherwise provided by applicable law, any Member or Managing Member may, but shall not be obligated to, enter into the transactions described in Sections 1.9(c), 1.9(d) and 1.9(e) and transact other business with the Company and has the same rights and obligations when transacting such business with the Company as a Person or entity who is not a Member or Managing Member. A Member or Managing Member, any Affiliate thereof or any employee, stockholder, agent, director, or officer of a Member or Managing Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company.

            5.8            Other Instruments.

            Each Member hereby agrees to execute and deliver to the Company within five (5) Business Days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney, and other instruments and to take such other action as the Managing Member deems necessary, useful or appropriate to comply with any laws, rules, or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

            5.9            Withdrawal.

            Except as otherwise provided in Section 3.5, Section 3.8, and Section 9, no member shall withdraw from the Company. If any Member withdraws from the Company in breach of this Section 5.9, without limiting any other liability as a result of such breach, such withdrawing Member shall not be entitled to receive any distribution under this Agreement or the Act.

SECTION 6 REPRESENTATIONS AND WARRANTIES

            6.1            In General.

            As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 6.2 hereof, and such warranties and representations shall survive the execution of this Agreement.

            6.2            Representations and Warranties.

            Each Member hereby represents and warrants to the Company and each other Member that:

             (a)       Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership, or limited liability company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership, or limited liability company power and authority to execute and deliver this Operating Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Operating Agreement has been duly authorized by all necessary corporate, partnership, or limited liability company action. This Operating Agreement constitutes the legal, valid, and binding obligation of such Member.

             (b)       No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Operating Agreement nor the consummation by such Member of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach, whether with notice or lapse of time or both, of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member, (ii) will conflict with, violate, result in a breach of, or constitute a default under, whether with notice or lapse of time or both, any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement, or limited liability company or operating agreement of such Member, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time-or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, note, bond, mortgage, lease agreement, or other instrument or agreement to which such Member is a party or by which such Member is or may be bound or (iv) will result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the material properties or assets of such Member.

             (c)       Governmental Authorizations. Any registration, declaration, or filing (other than routine filings of an informational nature) with, or consent, approval, license, permit, or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required by such Member in connection with the valid execution, delivery, acceptance, and performance by such Member of its obligations under this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the Effective Date.

             (d)       Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the executive officers of such Member, threatened against or affecting such Member or its Affiliates or any of its or their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member has not received any currently effective notice of any default, and such Member is not in default (whether with notice or lapse of time or both), under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member's ability to perform its obligations under this Operating Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

             (e)       Public Utility Holding Company Act. Such Member and each of its Affiliates is not, nor will the Company or any of its Members as a result of such Member holding an interest therein be, a "holding company," an "affiliate of a holding company," a "subsidiary of a holding company," or an "associate company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended, or the regulations promulgated thereunder.

             (f)       Investigation. Such Member is acquiring its Shares and/or Debt Securities based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis, and expertise. Except as contemplated in Section 9.5(e), such Member's acquisition of its Shares and/or Debt Securities is being made for its own account for investment, and not with a view to the sale or distribution thereof Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Shares.

             (g)       Citizenship. Such Member is, and shall remain so long as it is a Member, a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code and shall notify the Managing Member immediately upon becoming aware of any fact or circumstance that would lead reasonably to the conclusion that such Member is at risk of losing such citizenship.

             (h)       ERISA. Such Member is not acquiring its Shares and/or Debt Securities with the assets of any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any "plan" within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended.

             (i)       Tax Filings. Each Member agrees to file all returns necessary (or deemed necessary by the Managing Member) to assure that the Company is treated as an association taxable as a corporation for federal and all relevant state and local income tax purposes.

             (j)       Observance of Form. Each Member will treat and will cause its Affiliates to treat the Shares as equity interests in the Company for tax, financial accounting, regulatory, and all other purposes. Each Member, during any period of time when it shall be elected and serving as Managing Member, will at all times cause the Company to represent itself to third parties as a separate entity in all transactions, observe all material state limited liability company law and bookkeeping formalities, maintain separate bank accounts, have employees and/or pay fees for services that would otherwise be rendered by employees (which would be satisfied by payment to the Managing Member under Section 4.8) and execute contracts consistent with its status as a separate entity.

             (k)       Plan or Intent to Dispose of Shares. Each Member has no plan, intent or arrangement to dispose of its Shares other than the anticipated transfer of London Branch's Shares to BT Florida and the possible exchange of Class A Preferred Shares in a conversion pursuant to Section 3.8 or a Recapitalization.

            6.3            Subsidiary Representation.

            PCI represents that it owns, directly or indirectly and legally-or beneficially, all of the outstanding capital stock or ownership interests in the capital and profits of American Energy, Potomac Nevada, and PCI Air. Subject to the terms of this Agreement, PCI shall prevent the occurrence of a "cumulative net loss date" as of any date prior to January 11, 2003. A "cumulative net loss date" shall occur as of any date on which the cumulative amount of all items of deduction accrued by the Company exceeds the cumulative amount of all items of income accrued by the Company (in each case as determined on a gross basis for federal income tax purposes) from the Effective Date through such date.

            London Branch represents that BTNY owns, directly or indirectly and legally or beneficially, all of the outstanding capital stock or ownership interests in the capital and profits of BTCo and BT Florida.

SECTION 7 ACCOUNTING, BOOKS AND RECORDS
7.1 Accounting, Books and Records. (a) The Company shall keep on site at its principal place of business each of the following:

             (i)       Separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with this Operating Agreement;

             (ii)       A current list of the full name and last known business, residence, or mailing address of each Member and Managing Member, both past and present;

             (iii)       A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

             (iv)       Copies of the Company's federal, state, and local income tax returns and reports, if any, for the three most recent years;

             (v)       Copies of this Operating Agreement;

             (vi)       Unless contained in this Operating Agreement, a statement prepared and certified as accurate by the Managing Member of the Company which describes:

       (A)       The amount of cash and a description and statement of the agreed value of the other property contributed by each Member and which each Member has agreed to contribute in the future;

       (B)       The times at which or events on the happening of which any additional contributions agreed to be made by each Member are to be made;

       (C)       Any right of a Member to receive distributions, and the relative preferences and designations of the Company's Shares;

             (vii)       Any written votes, agreements, approvals, or consents obtained from Members pursuant to Section 5.4;

             (viii)       Unaudited quarterly financial statements;

             (ix)       A list of assets acquired by the Company during the quarter other than Temporary Investments (to the extent that such Temporary Investments are Bank Eligible).

             (b)       The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly. Any Member or its designated representative has the right at its own cost and expense, at any reasonable time, to have access to and inspect and copy the contents of such books or records. The Managing Member shall be reimbursed by such Member for reasonable costs incurred as a result of such inspection. Any records maintained by the Company in the regular course of its business, including books of account and records of Company proceedings, may be kept on or be in the form of magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. Notwithstanding anything in the Act (including Section 18-305(c) of the Act) or this Agreement to the contrary, the Managing Member shall not have the right to keep confidential from any Member any information concerning the Company.

            7.2            Reports.

             (a)       In General. The Managing Member shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company's accountants.

             (b)       Periodic Reports. The Company shall cause to be delivered to each Member the financial statements listed in clauses (i) and (ii) below, prepared in each case in accordance with generally accepted accounting principles. The quarterly financial statements referred to in clause (ii) below may be subject to normal year-end audit adjustments.

             (i)       Within ninety (90) days after the end of each fiscal year of the Company, a balance sheet of the Company as of the end of such fiscal year and the related statements of operations and cash flows.

             (ii)       Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a balance sheet of the Company as of the end of such fiscal quarter and the related statements of operations and cash flows.

SECTION 8 AMENDMENTS

            8.1            Amendments.

            Amendments to this Agreement may be proposed by any Member. Following such proposal, the Managing Member shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Managing Member shall include in any such submission a recommendation as to the proposed amendment. The Managing Member shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of all of the Members.

SECTION 9 TRANSFERS

            The parties intend that subject to the requirements of applicable law the Shares not be transferable without the consent of all of the Members except as provided in Section 9.4. In furtherance of the foregoing, and so long as any Shares remain issued and outstanding, each Member, by acquiring Shares (whether on even date herewith or at any time thereafter) agrees, as a condition to such acquisition, as follows:

            9.1            Transfer of Shares.

             (a)       No Member shall transfer or sell any of the Shares held by such Member (i) if such assignment would result in the violation of any applicable federal or state securities laws, and (ii) except as provided in Section 9.4, without the consent of all of the Members. The Company shall not be required to recognize any such assignment until the instrument conveying such interest has been delivered to the Managing Member for recordation on the books of the Company and the requirements of Section 9.5 have been satisfied. In no event shall a transfer be valid if such transfer would cause the Company to be an "investment company" under the Investment Company Act of 1940, as amended.

            9.2            Legend.

            Each certificate of Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), THE SECURITIES LAWS OF ANY STATE (THE "STATE ACTS") OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, BY ANY STATE SECURITIES COMMISSION OR BY ANY OTHER REGULATORY AUTHORITY OF ANY OTHER JURISDICTION ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NEITHER THE SHARES NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR FOR WHICH SUCH REGISTRATION IS OTHERWISE NOT REQUIRED AND (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH STATE ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE EVIDENCE THE PROPORTIONATE PORTION OF SUCH HOLDER'S LIMITED LIABILITY COMPANY INTEREST IN THE COMPANY. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN SECTION 9 OF THE OPERATING AGREEMENT OF THE COMPANY. A STATEMENT OF THE RELATIVE RIGHTS AND PREFERENCES OF THE COMPANY'S LIMITED LIABILITY COMPANY INTERESTS, AS EVIDENCED BY ITS CLASSES OF COMMON SHARES AND OF CLASS A PREFERRED SHARES AND OF CLASS B PREFERRED SHARES WILL BE' FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST AND WITHOUT CHARGE.

THERE IS NO PUBLIC MARKET FOR THE SHARES AND NONE IS EXPECTED TO DEVELOP. THEREFORE, RECIPIENTS OF SHARES WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

            9.3            Notice of Proposed Transfer.

            Subject to any other restrictions in Section 9.1 and Section 9.5, prior to any transfer or sale of any shares, the transferring Member shall deliver a written notice (in accordance with Section 12.1 hereof) to the Managing Member describing briefly the manner of such transfer or sale, a certificate of the transferee that it is a "qualified purchaser" within the meaning of the Investment Company Act of 1940, and a written opinion of counsel for such Member to the effect that such transfer or sale may be effected without the registration of such securities under the Securities Act. Upon receipt of such notice, the Managing Member will notify all of the Members of the proposed transfer or sale.

            9.4            Non-Applicability of Restrictions on Transfer.

            Notwithstanding the provisions of this Section 9, a Member may transfer Class A Preferred Shares to the Company in accordance with Section 3.5 and Section 3.8. Notwithstanding the provisions of this Section 9 other than Section 9.2 and Section 9.5, (i) any Member may from time to time transfer all or any portion of its Shares (A) to a nominee identified in writing to the Company as being the nominee of such Member, and any nominee of or for a beneficial owner of Shares identified in writing to the Company as being the nominee of or for such Member may from time to time transfer all or part of the Shares registered in the name of such nominee but held as nominee on behalf of such Member to such Member, (B) to another Member, or (C) to an Affiliate of such Member, and (ii) in the event that any regulatory authority (federal, state, local, or otherwise) would require the sale or exchange by London Branch of all or part of its Class A Preferred Shares, such Member may transfer all, but not less than all, of its Shares to any Person not described in clause (i) of this Section 9.4, provided with respect to this clause (ii) that the sale or exchange of such Shares shall first be offered to PCI or such Affiliates of PCI as PCI may designate in writing.

            9.5            Admission of Members.

            Subject to the other provisions of this Section 9, a transferee of Shares shall be admitted to the Company as a Member upon the satisfaction of the applicable conditions set forth in this Section 9.5. If a transferee of Shares satisfies the applicable conditions set forth in this Section 9.5, such transferee shall be deemed admitted to the Company as a Member, whereafter the transferor shall be deemed withdrawn from the Company with respect to the Shares transferred.

             (a)       The transferee (other than, with respect to clauses (i) and (ii) below, a transferee that is a Member immediately prior to the transfer) shall, by written instrument in form and substance reasonably satisfactory to the Managing Member (and, in the case of clause (iii) below, the transferor Member), (i) make representations and warranties to each of the nontransferring Members equivalent to those set forth in Section 6, (ii) accept and adopt the terms and provisions of this Agreement, including this Section 9, and (iii) assume the obligations of the transferor Member under this Operating Agreement by such transferor with respect to the transferred Shares. The transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Operating Agreement and (y) in the case of a transfer to any Person other than a Member, those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of transfer;

             (b)       Unless the requirements of this Section 9.5(b) have been waived by the Managing Member, the transferee shall pay or reimburse the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Shares;

             (c)       If required by the Managing Member, the transferee (other than a transferee that was a Member prior to the transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Managing Member reasonably deems necessary or appropriate to effect, and as a condition to, such transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority;

             (d)       The transferee shall furnish the Company with the transferee's taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Notwithstanding any other provisions of this Section 9, the requirements of this Section 9.5(d) shall apply to any transfer under this Section 9; and

             (e)       PCI, American Energy, Potomac Nevada, and PCI Air hereby consent to the admission of BT Florida as a Member upon satisfaction of the requirements of this Section 9.5 which are applicable to transfers pursuant to Section 9.4(i). Appropriate documents evidencing the satisfaction of such requirements shall be executed at the time of the transfer of Shares to BT Florida. The Members acknowledge that all requirements of Section 9.5 shall be satisfied by the execution by BT Florida of a Transferee Certificate in the form attached as Exhibit G. At such time as London Branch transfers all of its Shares to BT Florida and BT Florida is admitted as a substituted Member hereunder, London Branch shall cease to be a Member and shall be deemed withdrawn from the Company. The Members acknowledge that BT Florida will also acquire the Debt Securities from London Branch.

            9.6            Effect of Transfer on Company.

            Notwithstanding the withdrawal of a Member incident to a transfer to a Person who becomes admitted pursuant to Section 9.5 hereof, the Members agree that in furtherance of Section 1.5 of this Agreement, the Company shall continue and be continued after such transfer.

            9.7            Five Members.

            Notwithstanding anything to the contrary herein, except with respect to transfers in connection with a Recapitalization, no transfer shall be allowed hereunder of any Shares if the result would be fewer than five Members each holding at least 1 percent (1%) of the aggregate number of Common Shares and Class A Preferred Shares.

SECTION 10 POWER OF ATTORNEY

            10.1            Managing Member as Attorney-In-Fact.

            Each Member hereby makes, constitutes, and appoints the Managing Member, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear -to, file, publish, and record (i) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Operating Agreement) which the Managing Member may deem necessary to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business; (ii) any and all duly authorized amendments, restatements, or changes to this Operating Agreement and the instruments described in clause (i), as now or hereafter amended, which the Managing Member may deem necessary to effect a change or modification of the Company in accordance with the terms of this Operating Agreement, including, without limitation, amendments, restatements, or changes to reflect (A) the admission of any Member and (B) the disposition by any Member of its interest in the Company; (iii) all certificates of cancellation and other instruments which the Liquidator deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Operating Agreement; and (iv) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary by the Managing Member to carry out fully the provisions of this Operating Agreement in accordance with its terms. Each Member authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratify and confirm all that such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof.

            10.2            Nature of Special Power.

            The power of attorney granted to the Managing Member pursuant to this Section 10:

             (a)       Is a special power of- attorney coupled with an interest and is irrevocable;

             (b)       May be exercised by such attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

             (c)       Shall survive and not be affected by the subsequent Bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of its interest in the Company (except that where the assignment is of such Member's entire interest in the Company and the assignee, with the consent of the other Members, is admitted as a Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Member's or assignee's successors and assigns.

SECTION 11 DISSOLUTION AND WINDING UP
11.1 Dissolution Events. (a) Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a "Dissolution Event"):

             (i)       The unanimous vote of the Members to dissolve, wind up, and liquidate the Company;

             (ii)       A judicial determination that an event has occurred that makes it unlawful, impossible, or not reasonably practicable to carry on the business of the Company; and

             (iii)       The occurrence of January 12, 2038.

             (b)       Consolidation; Merger, etc. Neither (i) the consolidation nor merger of the Company with or into one or more other limited liability companies, corporations, or other entities where the Company is the surviving entity, nor the sale or lease of all or substantially all of the assets of the Company or (ii) the death, retirement, resignation, expulsion, Bankruptcy, or dissolution of a Member, or the occurrence of any other event which terminates the continued membership of a Member in the Company under the Act, shall in and of itself cause or be deemed a dissolution or cause the winding up of the affairs of the Company within the meaning of this Section 11. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

            11.2            Winding Up.

            Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that all covenants contained in this Operating Agreement and obligations provided for in this Operating Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 11.2 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days of the occurrence of the Dissolution Event. The Liquidator shall take full account of the Company's liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 11.6), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

             (a)       First, to creditors (including Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company's Debts and other liabilities (whether- by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Members under Section 18-601 or 18-604 of the Act;

             (b)       Second, to Members who are creditors in satisfaction of all of the Company's Debts and liabilities to such Members as creditors, to the extent not otherwise satisfied under paragraph (a) above;

             (c)       Third, to the holders of Class B Preferred Shares, if any, in accordance with the terms thereof;

             (d)       Fourth, to the holders of the Class A Preferred Shares, to the extent of an amount equal to the aggregate of the Liquidation Preferences of all outstanding Class A Preferred Shares; and

             (e)       Fifth, 93.457943% (or such other percentage as may be determined in accordance with Section 3.8) to the holders of Common Shares and 6.542057% (or such other percentage as may be determined in accordance with Section 3.8) to holders of Class A Preferred Shares, such amounts being shared equally, within each class, Share for Share alike, provided that after the Recapitalization Date, distributions under this Section 11.2(e) shall be made 100% to the Common Shares, Share for Share alike.

            11.3            Rights of Members.

            Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its investment and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the Debts or liabilities of the Company are insufficient to return such investment, the Members shall have no recourse against the Company or any other Member or Managing Member.

            11.4            Notice of Dissolution/Termination.

             (a)       In the event a Dissolution Event occurs, the Liquidator shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Liquidator) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Liquidator).

             (b)       Upon completion of the distribution of the Company's Property as provided in this Section 11, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.

            11.5            The Liquidator.

             (a)       Definition. The "Liquidator" shall mean the Managing Member or such other Person as the Managing Member shall appoint to oversee the dissolution of the Company and shall have the power of attorney granted to the Managing Member pursuant to Section 10.

             (b)       Fees. The Company is authorized to pay a reasonable fee to the Liquidator (other than a Liquidator that is also a Member or Managing Member) for its services performed pursuant to this Section 11 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

             (c)       Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, stockholders, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, stockholders, agents or employees of the Liquidator in connection with the winding up of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, director, stockholder, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

            11.6            Form of Liquidating Distributions.

            For purposes of making distributions required by Section 11.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

SECTION 12 MISCELLANEOUS

            12.1            Notices.

            Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed or (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed to such Person at the address set forth on Exhibit E hereof, as the same shall be amended, or to such other address as such Person may from time to time specify by notice to the Members.

            12.2            Binding Effect.

            Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

            12.3            Certificates for Shares.

            A certificate or certificates for Shares shall be issued to each Member when any of the Shares are acquired by such Member. All certificates shall be signed by the Managing Member.

            In case a Managing Member who shall have signed, or whose facsimile signature shall have been used on, any certificate or certificates shall cease to be the Managing Member of the Company, whether because of death, resignation or otherwise, before the certificate or certificates shall have been delivered by the Company, the certificate or certificates may nevertheless be adopted by the Company and be issued and delivered as though the person who signed the certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be the Managing Member.

            12.4            Lost Certificates.

            The Managing Member may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, destroyed, or stolen, upon the making of an affidavit of that fact by the Person claiming the certificate of stock to be lost or destroyed. When authorizing the issue of a new certificate or certificates, the Managing Member may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of the lost or destroyed certificate or certificates, or the Member's legal representative, to advertise the same in any manner as it shall require or give the Company a bond in any sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost or destroyed, or both.

            12.5            Construction.

            Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

            12.6            Time.

            In computing any period of time pursuant to this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included, but-the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

            12 7            Headings.

            Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

            12.8            Severability.

            Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 12.8 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

            12.9            Incorporation by Reference.

            No exhibit, schedule, or other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

            12.10            Variation of Terms.

            All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular, or plural, as the identity of the Person or Persons may require.

            12.11            Governing Law.

            The laws of the State of Delaware (without regard to its conflict of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

            12.12            Waiver of Jury Trial.

            Each of the Members irrevocably waives, to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

            12.13            Counterpart Execution.

            This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

            12.14            Specific Performance.

            Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

            12.15            Engagement in Bank Eligible Activities and Investment in Bank Eligible Assets.

             (a)       It is the intention of the Members that the Company will engage only in Bank Eligible activities and will invest only in Bank Eligible assets. In furtherance therewith and only as required by applicable law, the Members hereby acknowledge that the Company is subject to federal banking laws and regulations and to supervision and examination (i) by the Board of Governors of the Federal Reserve System, (ii) under the banking laws of the State of New York, and (iii) under the Federal Deposit Insurance Act.

             (b)       In the event that it becomes unlawful or otherwise prohibited for any of the Members to continue to be Members of the Company or any of the Members become subject to federal banking laws and regulations which materially restrict such Member's ability to conduct its business in the ordinary course, the Members agree to negotiate in good faith to amend this Agreement so as to comply with any legal and/or regulatory requirements and to minimize the adverse financial impact of such laws or regulations.

            12.16            No Material Impairment.

            No Member shall take any action that could impair materially such Member's ability to perform its duties and obligations under this Agreement.

            12.17            Jurisdiction; Service of Process.

            Each party hereto (i) submits to the non-exclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware in any action arising out of this Agreement and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

POTOMAC CAPITAL INVESTMENT
CORPORATION

By:  /s/ John D. McCallum
      Name:
      Title:

AMERICAN ENERGY CORPORATION

By:  /s/ Gary R. Correll
     Name:  Gary R. Correll
     Title:  Vice President

POTOMAC NEVADA CORPORATION

By:  /s/ Leslie C. Zimberg
Name:
Title:

PCI AIR MANAGEMENT CORPORATION

By  /s/ John D. McCallum
Name:
Title:

BANKERS TRUST COMPANY,
acting through its London Branch

By:  /s/ Peter R. Burke
           Peter R. Burke
          Authorized Signatory